Exhibit 99.1

Portland, Oregon
June 7, 2006

FOR IMMEDIATE RELEASE

CASCADE CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE FIRST QUARTER ENDED APRIL 30, 2006

Cascade Corporation (NYSE: CAE) today reported its financial results for the first quarter ended April 30, 2006.

Overview

•                  Net sales of $117.8 million for the first quarter of fiscal 2007 were 3% higher than net sales of $114.5 million for the prior year quarter.

•                  Net income of $11.0 million ($0.84 per diluted share) for the first quarter of fiscal 2007 was 10% lower than net income of $12.2 million ($0.95 per diluted share) for the first quarter of fiscal 2006.

•                  First quarter of fiscal 2007 includes a $715,000 gain ($0.05 per share) on the sale of a manufacturing facility in The Netherlands.

First Quarter Fiscal 2007 Summary

•                  Summary financial results for the first quarter are outlined below (in thousands, except earnings per share):

Quarter ended April 30,	2006	2005	% Change
Net sales	$117,774	$114,515	3%
Gross profit	36,689	37,488	(2)%
Gross profit%	31%	33%
SG&A	19,852	18,118	10%
Operating Income	17,197	19,222	(11)%
Income before tax	17,054	18,781	(9)%
Provision for income taxes	6,020	6,573
Effective tax rate	35%	35%	—
Net income	$11,034	$12,208	(10)%
Diluted earnings per share	$0.84	$0.95

•                  Higher sales in the first quarter of fiscal 2007 were primarily the result of strong lift truck markets throughout the world. Details of the sales increase for the first quarter of fiscal 2007 over the prior year first quarter follow (in millions):

Revenue growth	$5.4	5%
Foreign currency changes	(2.2)	(2)%
Total	$3.2	3%

•                  The consolidated gross profit percentage of 31% in the first quarter was down from 33% in the first quarter of the prior year. This decrease reflects lower shipment volumes for certain products sold in Europe and higher manufacturing costs in Germany. In addition, we have continued to experience higher costs for certain grades of steel parts and components globally.

•                  The majority of the increase in SG&A was attributable to share-based compensation costs related to the new accounting standard for share-based compensation which we adopted in the second quarter of fiscal 2006.

•                  The effective tax rate of 35% is consistent with the rate in the first quarter of the prior year.

Market Conditions

•                  Percentage increases in first quarter lift truck industry shipments, by region, as compared to the same quarter in the prior year are outlined below. Although lift truck shipments are an indicator of the general health of the industry, they do not necessarily correlate with the demand for Cascade’s products.

First Quarter*
North America	6%
Europe	13%
Asia Pacific, excluding China	10%
China	23%

*     Represents calendar year data

•                  We are continuing to see increases in the cost of certain steel parts and components, although the overall increase in material costs has been less significant than we experienced in prior years. In addition, we anticipate the costs of other components to be increasing in fiscal 2007. We will continue our efforts to aggressively mitigate the effect of increases to the cost of parts and components through a variety of means, although there is no assurance we will be able to mitigate the full impact of all material cost increases.

North America Summary

Quarter ended April 30,	2006	2005	% Change
Net sales	$66,615	$61,617	8%
Gross profit	25,958	23,992	8%
Gross profit%	39%	39%
SG&A	11,468	10,428	10%
Loss on sale of assets	4	—	—
Amortization	89	37	—
Operating income	$14,397	$13,527	6%

•                  Revenue growth reflected the strong North American lift truck market in the first quarter of fiscal 2007. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$4.5	7%
Foreign currency changes	0.5	1%
Total	$5.0	8%

•                  The gross profit percentage of 39% was consistent with the prior year first quarter. The effect of price increases, which went into effect beginning in the second quarter of fiscal 2006 and through the remainder of that year, have offset increased material and other costs.

•                  Increased SG&A expense was primarily attributable to share-based compensation costs.

Europe Summary

Quarter ended April 30,	2006	2005	% Change
Net sales	$33,221	$36,704	(9)%
Gross profit	5,344	8,294	(36)%
Gross profit%	16%	23%
SG&A	5,852	5,495	6%
Loss (gain) on sale of assets	(662)	20	—
Amortization	207	132	57%
Operating income (loss)	$(53)	$2,647	—

•                  Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue decline	$(1.1)	(3)%
Foreign currency changes	(2.4)	(6)%
Total	$(3.5)	(9)%

•                  The decrease in sales in Europe can be primarily attributed to a loss of market share for certain products. We are taking steps to gain back this market share through a reorganization of existing sales staff and targeted marketing efforts with certain customers. A primary focus of these efforts will be in the Eastern European and Middle East markets which have shown strong growth.

•                  Gross profit percentage in Europe was down from 23% in the prior year to 16% in the first quarter of fiscal 2007. This decrease reflects higher manufacturing costs in Europe and a failure to recover material cost increases in certain product segments. A significant portion of these costs relate to our German manufacturing facility. In addition, we have yet to fully realize the benefits from the closure of our Hoorn, The Netherlands facility, which was closed in the latter half of fiscal 2006.

•                  The increase in SG&A was primarily due to higher sales and marketing costs.

•                  We recognized a $715,000 gain on the sale of assets in the first quarter of fiscal 2007 related to the sale of a facility in The Netherlands which was closed in fiscal 2006.

Asia Pacific Summary

Quarter ended April 30,	2006	2005	% Change
Net sales	$11,137	$10,913	2%
Gross profit	2,749	3,151	(13)%
Gross profit%	25%	29%
SG&A	1,948	1,798	8%
Gain on sale of assets	(4)	(48)	—
Operating income	$805	$1,401	(43)%

•                  The sales increase in the Asia-Pacific region, which excludes China, was primarily due to strong sales growth in the overall lift truck market. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$0.7	7%
Foreign currency changes	(0.5)	(5)%
Total	$0.2	2%

•                  Gross profit percentage declined due to higher material costs which could not be passed on to customers through higher sales prices.

•                  The increase in SG&A was due to employee costs related to management positions created to support various corporate initiatives.

China Summary

Quarter ended January 31,	2006	2005	% Change
Net sales	$6,801	$5,281	29%
Gross profit	2,638	2,051	29%
Gross profit%	39%	39%
SG&A	584	397	47%
Amortization	6	7	(14)%
Operating income	$2,048	$1,647	24%

•                  The net sales increase in China is due to increasing application rates for our attachment products, and the continued strength in the Chinese lift truck market. The application rate relates to the percentage of new lift truck sales which include attachments. Historically, application rates in China and emerging markets have been lower than in more mature markets such as Europe and North America. Details of the revenue increase for the quarter over the prior year quarter follow (in millions):

Revenue growth	$1.3	26%
Foreign currency changes	0.2	3%
Total	$1.5	29%

•                  Gross margin percentages in China remained at 39%, which is consistent with the prior year. The effects of any increases in material and other costs have been offset by higher sales volumes.

•                  Selling and administrative costs increased 43% in the first quarter excluding currency changes. This increase is due to additional sales and marketing costs, professional fees and other miscellaneous costs.

Dividend

•                  On June 6, 2006, Cascade’s Board of Directors declared a quarterly dividend of $0.15 per share, payable on July 21, 2006 to shareholders of record as of July 5, 2006.

Forward Looking Statements:

This press release contains forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that a number of factors could cause our actual results to differ materially from any results indicated in this release or in any other forward-looking statements made by us, or on our behalf. These include among others factors related to general economic conditions, interest rates, demand for materials handling products, performance of our manufacturing facilities and the cyclical nature of the materials handling industry. Further, historical information should not be considered an indicator of future performance. Additional considerations and important risk factors are described in our reports on Form 10-K and 10-Q and other filings with the Securities and Exchange Commission.

Earnings Call Information:

We will discuss our results in a conference call on Wednesday, June 7, 2006 at 2:00 pm PDT. Robert C. Warren, President and Chief Executive Officer, and Richard “Andy” Anderson, Senior Vice President and Chief Financial Officer will host the call. The conference call can be accessed in the U.S. and Canada by dialing (800) 366-7417, International callers can access the call by dialing (303) 262-2211. Participants are encouraged to dial-in 15 minutes prior to the beginning of the call. A replay will be available for 48 hours after the live broadcast and can be accessed by dialing (800) 405-2236 and entering passcode 11061865#, or internationally, by dialing (303) 590-3000 and entering passcode 11061865#.

The call will be simultaneously webcast and can be accessed on the Investor Relations page of the company’s website, www.cascorp.com. Listeners should go to the website at least 15 minutes early to register, download and install any necessary audio software.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks. Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson
Senior Vice President and Chief Financial Officer
Cascade Corporation
Phone (503) 669-6300

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited — in thousands, except per share amounts)

	Three Months Ended April 30
	2006	2005

Net sales	$117,774	$114,515
Cost of goods sold	81,085	77,027
Gross profit	36,689	37,488

Selling and administrative expenses	19,852	18,118
Gain on sale of assets	(662)	(28)
Amortization	302	176

Operating income	17,197	19,222
Interest expense	532	750
Interest income	(355)	(107)
Other income	(34)	(202)
Income before provision for income taxes	17,054	18,781
Provision for income taxes	6,020	6,573
Net income	$11,034	$12,208

Basic earnings per share	$0.88	$1.00
Diluted earnings per share	$0.84	$0.95

Basic weighted average shares outstanding	12,542	12,229
Diluted weighted average shares outstanding	13,174	12,827

CASCADE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited — in thousands, except per share amounts)

	April 30 2006	January 31 2006

ASSETS
Current assets:
Cash and cash equivalents	$40,127	$35,493
Marketable securities	22,104	23,004
Accounts receivable, less allowance for doubtful accounts of $1,496 and $1,415	78,920	67,020
Inventories	55,397	56,996
Deferred income taxes	3,399	3,232
Prepaid expenses and other	4,593	5,373
Total current assets	204,540	191,118
Property, plant and equipment, net	76,485	75,374
Goodwill	80,410	78,820
Deferred income taxes	12,446	11,851
Other assets	3,998	4,120
Total assets	$377,879	$361,283

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$4,532	$4,741
Current portion of long-term debt	12,681	12,681
Accounts payable	21,997	25,124
Accrued payroll and payroll taxes	8,988	8,710
Accrued environmental expenses	982	984
Dividends payable	1,882	—
Other accrued expenses	17,220	13,916
Total current liabilities	68,282	66,156
Long-term debt	12,500	12,500
Accrued environmental expenses	6,764	6,951
Deferred income taxes	4,231	4,009
Other liabilities	12,690	12,261
Total liabilities	104,467	101,877

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,548 and 12,536 shares issued and outstanding	6,274	6,268
Additional paid-in capital	22,652	21,590
Retained earnings	233,019	223,867
Accumulated other comprehensive income	11,467	7,681
Total shareholders’ equity	273,412	259,406
Total liabilities and shareholders’ equity	$377,879	$361,283

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited—in thousands)

	Three Months Ended April 30
	2006	2005
Cash flows from operating activities:
Net income	$11,034	$12,208
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,784	3,730
Share-based compensation	931	(228)
Deferred income taxes	(586)	(532)
Gain on disposition of assets	(662)	(28)
Changes in operating assets and liabilities:
Accounts receivable	(10,355)	(8,915)
Inventories	2,754	(2,116)
Prepaid expenses and other	130	122
Accounts payable and accrued expenses	(3,742)	(3,323)
Income taxes payable and receivable	3,262	2,564
Other assets and liabilities	85	491
Net cash provided by operating activities	6,635	3,973

Cash flows from investing activities:
Capital expenditures	(3,251)	(2,014)
Sales of marketable securities	7,000	1,000
Purchases of marketable securities	(6,100)	(12,550)
Proceeds from sale of assets	1,521	163
Net cash used in investing activities	(830)	(13,401)

Cash flows from financing activities:
Cash dividends paid	—	(1,467)
Payments on long-term debt and capital leases	—	(13)
Notes payable to banks, net	(366)	(1,065)
Common stock issued under share-based compensation plans	114	189
Excess tax benefit from exercise of share-based compensation awards	23	23
Net cash used in financing activities	(229)	(2,333)

Effect of exchange rate changes	(942)	586

Change in cash and cash equivalents	4,634	(11,175)
Cash and cash equivalents at beginning of period	35,493	30,482
Cash and cash equivalents at end of period	$40,127	$19,307